Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
Ultra Clean Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-114051, No. 333-123820, No. 333-135147, No. 333-141989, No. 333-151335, No. 333-158108, No. 333-165782, No. 333-167530, No. 333-188995, No. 333-219447 and No. 333-235574) on Form S-8 and registration statement (No. 333-255039) on Form S-3 of Ultra Clean Holdings, Inc. of our report dated June 10, 2021 with respect to the statement of financial position of S&S Valve Co., Ltd as of December 31, 2020 and the related statement of comprehensive income, statement of changes in equity and statement of cash flow for the year ended December 31, 2020 and the related notes, which report appears in the Form 8-K/A of Ultra Clean Holdings, Inc.

/S/ BDO Sunghyun LLC

Republic of Korea

June 14, 2021